UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2010

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana	0-362	35-0827455
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

400 E. Spring Street
Bluffton, IN	46714
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (260) 824-2900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) [Missing Graphic Reference]
[Missing Graphic Reference]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Franklin Electric Co., Inc. (the “Company”) was held on April 30, 2010 in Fort Wayne, Indiana.  At the Annual Meeting, the shareholders of the Company approved the Franklin Electric Co., Inc. Management Incentive Plan (the “MIP”).  The Board of Directors of the Company (the “Board”) had previously approved the Plan.

The MIP is intended to work in connection with other incentive compensation arrangements of the Company, including the Company’s Executive Officer Annual Incentive Cash Bonus Plan (the “Bonus Plan”), pursuant to which bonuses are paid to eligible employees upon the attainment of performance goals.  Its effect is to allow the Committee (defined below) to set a performance-based ceiling on such bonuses so that they will meet the deductibility requirements of Section 162(m).

The MIP is administered by the Management Organizational and Compensation Committee of the Board, or such other committee appointed by the Board that is comprised of at least two “outside directors” as defined in Section 162(m) (the “Committee”).  The Committee has full authority to select the employees eligible for bonus awards under the MIP, determine when the employee’s participation in the MIP will begin, establish the period over which performance will be measured and the performance goals pursuant to which bonus amounts will be determined, determine the amounts payable upon the attainment of the performance goals, and make all other decisions necessary for the proper administration of the MIP.

The MIP covers the Chief Executive Officer and the three other highest paid employees (other than the Chief Financial Officer) who are listed as named executive officers in the Company’s proxy statement and who are employed at the time the MIP criteria are established for the applicable year.  The Committee also has the discretion to designate other employees as covered under the MIP.

On or before the 90th day of each fiscal year of the Company (or before 25% of the performance period has expired, if shorter than a fiscal year), the Committee will establish the one or more performance goals to be attained for a performance period and the maximum bonus that may be paid to each participant if the performance goals are attained.  The performance goals may be based on one or more of the business criteria set forth in the MIP.  After the end of a performance period, the Committee must approve final bonus awards and may not increase the amount of bonus opportunity, but has the discretionary authority to reduce the amount, in the aggregate or with respect to one or more individual components, taking into account individual and/or corporate performance.  The Committee expects to exercise that discretion and thus does not anticipate that the maximum bonus opportunity will be paid to any participant.  In no event, however, will a participant receive a bonus of more than $3,000,000 under the MIP for any performance period.

For 2010, the Committee established Company operating income before restructuring (“Operating Income”) as the performance goal under the MIP, and established a bonus pool equal to 15% of Operating Income, with the CEO eligible for a bonus opportunity equal to 40% of the bonus pool and each of the other three participants eligible for a bonus opportunity equal to 20% of the bonus pool.  The Committee also established performance criteria for each participant pursuant to the parameters of the Bonus Plan, and expects to exercise its discretion to adjust the bonus pool amounts downward on the basis of the achievement of these criteria.

Bonuses will be paid in cash to participants (or their beneficiaries in the event of death) prior to March 15 following the performance period for which the bonus was earned.  In lieu of receiving the bonus payment directly, a participant can make an advance election to defer the bonus payment in accordance with the Company’s Deferred Compensation Plan.

The Board may amend or terminate the MIP at any time, without the consent of participants and without the approval of the shareholders of the Company, provided that no amendment or termination shall affect the Company’s obligation to pay any bonus amount after it has been earned by a participant.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Company’s Annual Meeting was held on April 30, 2010.  A total of 20,925,740 shares of the Company’s common stock (90.46% of all shares entitled to vote at the Annual Meeting) were represented at the Annual Meeting, in person or by proxy.  The following matters were voted upon, and approved by, the Company’s shareholders at the Annual Meeting:

(1)	The election of R. Scott Trumbull and Thomas L. Young as directors for terms expiring at the 2013 Annual Meeting of Shareholders.

(2)	The approval of the Franklin Electric Co., Inc. Management Incentive Plan.

(3)	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

     The following is a summary of the voting results for each matter presented to the shareholders:

Proposal 1 — Election of R. Scott Trumbull and Thomas L. Young as directors for terms expiring at the 2013 Annual Meeting of Shareholders

	For	Withheld	Broker Non-Vote
R. Scott Trumbull	14,642,662	4,748,364	1,534,714
Thomas L. Young	14,660,675	4,730,351	1,534,714

Proposal 2 — Approval of the Franklin Electric Co., Inc. Management Incentive Plan

For	Against	Abstain	Broker Non-Vote
14,633,867	2,064,614	2,692,545	1,534,714

Proposal 3 — Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year

For	Against	Abstain	Broker Non-Vote
20,545,083	356,802	23,855	--

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description
99.1	Franklin Electric Co., Inc. Management Incentive Plan (incorporated by reference to Exhibit A to the Company’s 2010 Proxy Statement for the Annual Meeting held on April 30, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2010
FRANKLIN ELECTRIC CO., INC. (Registrant)

	By:	__/s/ John J. Haines_________
John J. Haines Vice President, Chief Financial Officer and Secretary